Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Whale Point Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carryforward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one Class A common stock, $0.0001 par value and one-half of one redeemable warrant(2)	Other	17,250,000	10.00	$172,500,000	$0.0000927	$15,990.75
Equity	Class A common stock included as part of the units(3)	Other	—	—	—	—	—
Equity	Redeemable warrants included as part of the units(4)	Other	—	—	—	—	—
Total Offering Amounts					$172,500,000		$15,990.75
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due					$172,500,000		$15,990.75

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Includes 2,250,000 units, consisting of 2,250,000 Class A common stock and 1,125,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(4) No fee pursuant to Rule 457(g).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A